EXHIBIT 11.2




                          NAC RE CORP. AND SUBSIDIARIES
                 COMPUTATION OF FULLY DILUTED EARNINGS PER SHARE
                (Dollars in thousands, except per share amounts)


Fully Diluted Earnings Per Share of Common Stock and Common Stock Equivalents



                                                                           Three months ended                 Six months ended
                                                                                June 30,                          June 30,
                                                                      ----------------------------      ----------------------------
                                                                          1996             1995             1996             1995
                                                                      -----------      -----------      -----------      -----------
Net income applicable to  Common Stock                                $    16,414      $    14,594      $    37,186      $    25,969

After-tax add back of convertible debenture interest
and amortization                                                              876              876            1,752            1,752
                                                                      -----------      -----------      -----------      -----------

Adjusted net income                                                   $    17,290      $    15,470      $    38,938      $    27,721
                                                                      ===========      ===========      ===========      ===========

Average number of common shares outstanding                            18,913,257       17,547,507       19,061,882       17,536,242


Add:
  Assumed exercise of dilutive stock options (1)                          353,314          341,891          354,976          357,378

  Assumed conversion of convertible  debentures (2)                     2,020,202        2,020,202        2,020,202        2,020,202
                                                                      -----------      -----------      -----------      -----------

Common stock and common stock  equivalents outstanding
                                                                       21,286,773       19,909,600       21,437,060       19,913,822
                                                                      ===========      ===========      ===========      ===========

Fully diluted earnings per share                                      $      0.81      $      0.78      $      1.82      $      1.39
                                                                      ===========      ===========      ===========      ===========



(1) Computed utilizing the higher of ending or average market price of the Common Stock for the period.

(2) Reflects the assumed conversion of the Company's 5.25% Convertible Subordinated Debentures due 2002.





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